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                                                                    Exhibit 99.1

News Release
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                                          Contacts:   William W. Reynolds, CFO
For Immediate Release                                 Integrated Electrical Services, Inc.
                                                      713-860-1500

                                                      Ken Dennard/kdennard@easterly.com
                                                      Karen Roan/karen@easterly.com
                                                      Easterly Investor Relations
                                                      713-529-6600
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INTEGRATED ELECTRICAL SERVICES
APPOINTS ERNST & YOUNG AS AUDITOR

     HOUSTON -- June 6, 2002 -- Integrated Electrical Services, Inc. (NYSE: IES) today announced that its Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for fiscal year 2002. The appointment of Ernst & Young was made after an extensive review of a number of top-ranked public accounting firms. The final selection was made at the recommendation of the Audit Committee of the Company's Board of Directors.

     Prior to the selection of Ernst & Young, Arthur Andersen LLP had served as IES' independent auditors. The decision to change auditors was not the result of any disagreement between IES and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.

     "I would like to thank the firm of Arthur Andersen for its service," said Roddy Allen, president and chief executive officer. "Arthur Andersen has served our company admirably and the individuals who've worked on our account have always displayed the highest level of professionalism. However, the events and uncertainty surrounding Arthur Andersen and its future have necessitated this action, which we believe is in the best interests of the company and its shareholders."

     Integrated Electrical Services, Inc. is a leading national provider of electrical and communications solutions to the commercial and industrial, residential and service markets. The Company offers electrical and communications system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes. For additional corporate information, please visit our web site at www.ies-co.com.